EXHIBIT 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated as of February 26, 2014 (this “Amendment”), to the AGREEMENT AND PLAN OF MERGER, dated as of February 11, 2014 (the “Merger Agreement”), by and among Imerys SA, a corporation organized under the laws of France (“Parent”), Imerys Minerals Delaware, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Purchaser”), and AMCOL International Corporation, a Delaware corporation (the “Company”), is entered into by and among Parent, Purchaser and the Company, and amends the Merger Agreement to the extent set forth herein. Capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Merger Agreement.

WHEREAS, in accordance with Section 9.3 of the Merger Agreement, the parties to the Merger Agreement desire to amend certain terms of the Merger Agreement as set forth in this Amendment so as to, among other things, increase the Offer Price from $41.00 per Share in cash to $42.75 per Share in cash;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Amendment, the Merger Agreement, as amended by this Amendment, and the Transactions, including the Offer and the Merger, as amended by this Amendment, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Amendment and approved the Merger Agreement and the Transactions, as amended by this Amendment, in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions set forth in the Merger Agreement, as amended by this Amendment, resolved to recommend acceptance of the Offer and, if necessary, adoption of the Merger Agreement, in each case as amended by this Amendment, by the Company’s stockholders;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment and in the Merger Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

Section 1. Per Share Amount Increased. The second Recital to the Merger Agreement shall be amended by replacing the phrase “for $41.00 per Share, net to the seller in cash, without interest” in the defined term “Offer Price” with “for $42.75 per Share, net to the seller in cash, without interest”.

Section 2. Amendment to Offer Documents. Parent and Purchaser shall file with the SEC all necessary amendments or supplements to the Schedule TO and the Offer Documents giving effect to this Amendment within one (1) Business Day after the date of this Amendment, and shall cause the Offer Documents to be disseminated to the Company’s stockholders in accordance with the applicable requirements of the Exchange Act. On the date of filing by Parent and Purchaser of the amendments or supplements to the Schedule TO and Offer Documents, the Company shall file with the SEC and mail to the Company’s stockholders an amendment to its Schedule 14D-9 describing the recommendation of the Company Board giving effect to this Amendment, and shall cause the Schedule 14D-9 to be disseminated to the Company’s stockholders as required by Rule 14d-9 under the Exchange Act.

Section 3. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 4. Miscellaneous. This Amendment and the Merger Agreement (including the documents or instruments referred to herein or therein, including any annex or disclosure schedule attached thereto or referred to therein, which annexes and disclosure schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the parties and supersede any prior understandings, agreements or representations by or among such parties or their representatives, written or oral, that may have related to such subject matters. Except as expressly amended by this Amendment (and set forth in Section 1 hereof), all of the terms, covenants and other provisions the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, as amended by this Amendment, are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Ryan McKendrick
Name: Ryan McKendrick
Title: President and CEO

IMERYS SA

By:	/s/ Gilles Michel
Name: Gilles Michel
Title: Chairman and CEO

IMERYS MINERALS DELAWARE, INC.

By:	/s/ Denis Musson
Name: Denis Musson
Title: Chairman

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